Exhibit 99.1

FOR IMMEDIATE RELEASE:	March 8, 2006

CONTACTS:
S. Colin Neill	Media Contact:
Chief Financial Officer	Stephanie Carrington
Axonyx Inc., New York	(646) 536-7017
(212) 645-7704	scarrington@theruthgroup.com
www.axonyx.com

AXONYX REGAINS COMPLIANCE WITH NASDAQ MINIMUM BID PRICE RULE

NEW YORK, NY – March 8, 2006 – Axonyx Inc. (NASDAQ: AXYX) announced today the receipt of written notice from the Nasdaq Stock Market indicating that the Company has regained compliance with the $1.00 per share minimum closing bid price requirement for continued listing on the Nasdaq Capital Market, pursuant to Nasdaq Marketplace Rule 4310(c)(4).

About Axonyx

Axonyx Inc. is a U.S.-based biopharmaceutical company engaged in the acquisition and development of proprietary pharmaceutical compounds for the treatment of Central Nervous System disorders. The Company currently has three compounds in development for Alzheimer’s disease, namely Phenserine - a potential symptomatic and disease progression treatment of mild to moderate Alzheimer’s Disease (AD), Posiphen™ - a potential disease progression treatment for AD now in Phase I, and BisNorCymserine (BNC) - a potential symptomatic treatment of severe AD now in pre-Investigational New Drug (IND) stage. The Company is looking to identify licensing partners to further the development of Phenserine.

This press release may contain forward-looking statements or predictions. These statements represent our judgment to date, and are subject to risks and uncertainties that could materially affect the Company, including those risks and uncertainties described in the documents Axonyx files from time to time with the SEC, specifically Axonyx’s annual report on Form 10-K. Specifically, with respect to our drug candidates Phenserine, Posiphen™ and BisNorCymserine, Axonyx cannot assure that: any preclinical studies or clinical trials, whether ongoing or conducted in the future, will prove successful, and if successful, that the results can be replicated; safety and efficacy profiles of any of its drug candidates will be established, or if established, will remain the same, be better or worse in future clinical trials, if any; pre-clinical results related to cognition and the regulation of beta-APP will be substantiated by ongoing or future clinical trials, if any, or that any of its drug candidates will be able to improve the signs or symptoms of their respective clinical indication or slow the progression of Alzheimer’s disease; any of its drug candidates will support an NDA filing, will be approved by the FDA or its equivalent, or if approved, will prove competitive in the market; or that Axonyx will have or obtain the necessary financing to support its drug development programs. Axonyx cannot assure that it will be successful with regard to identifying a (sub-) licensing partner for any of its compounds, or that any such partner will successfully develop or commercialize any such compound. Axonyx undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.